Exhibit 99.1

Contact:	Bradley D. Lehan
Vice President-Treasurer
(904) 996–2817

FLORIDA EAST COAST INDUSTRIES TO BE ACQUIRED BY FUNDS MANAGED BY

FORTRESS INVESTMENT GROUP LLC IN AN ALL-CASH TRANSACTION VALUED AT $3.5 BILLION

Jacksonville, Fla., May 8, 2007 — Florida East Coast Industries, Inc. (NYSE:FLA) (“FECI”)announced that it has entered into a definitive merger agreement with certain private equity funds managed by affiliates of Fortress Investment Group LLC (“Fortress”) under which Fortress will acquire FECI. Florida East Coast Industries will pay a special dividend of $21.50 per share in cash and in the merger shareholders will receive $62.50 in cash for each share of FECI common stock they hold. The combined dividend and merger consideration equal $84.00 per share and represent an 13.3% premium to the NYSE closing price of $74.13 on May 7, 2007 and a 31% premium to the average closing price over the last 60 trading days. The total value of the transaction, including FECI existing debt and the special dividend, is approximately $3.5 billion.

Adolfo Henriques, Chairman, President and Chief Executive Officer of FECI, stated, “Our focus has always been about maximizing shareholder value. The value created by this transaction is a direct result of our employees’ dedication, commitment and hard work over many years. We look forward to working together with Fortress to continue to build our businesses.”

The merger agreement was unanimously approved by FECI’s Board of Directors. The closing of the transaction is subject to customary closing conditions, including receipt of regulatory approvals and the approval of the holders of a majority of the outstanding shares of FECI common stock. The parties presently anticipate consummating the transaction during the third quarter of 2007. Upon completion of the transaction, FECI will become a privately held company, and its common stock will no longer be publicly traded.

FECI plans to discuss this transaction on its previously scheduled 2007 1st quarter earnings conference call on Wednesday, May 9, 2007 at 10:00 a.m.

Morgan Stanley acted as financial advisor to FECI and provided an opinion to the Board of Directors of Florida East Coast Industries that the merger consideration is fair to FECI shareholders from a financial point of view. Greenberg Traurig, P.A. acted as legal advisor to FECI and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to Fortress.

About Florida East Coast Industries, Inc.

Florida East Coast Industries, Inc., headquartered in Jacksonville, FL, conducts operations through two distinct businesses, Flagler Development Group (Flagler), its commercial real estate operation, and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, develops, leases and holds in joint ventures, approximately 8.6 million square feet of Class-A office and industrial space, as well as an additional 1,916,000 square feet under construction. Flagler space consists of Class-A office and industrial properties, primarily in Jacksonville, Orlando and South Florida counties of Palm Beach, Broward and Miami-Dade. In addition, Flagler provides construction, consulting, third party brokerage and property management (includes Flagler’s wholly-owned portfolio, as well as approximately 10.5 million square feet for third parties) services and owns 846 acres of entitled land in Florida, which is available for development of up to an additional 15.9 million square feet and Flagler owns approximately 3,089 acres of other Florida properties. FECR is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville, Ft. Pierce, Ft. Lauderdale and Miami. For more information, visit the Company’s website at http://www.feci.com.

About Fortress Investment Group LLC

Fortress Investment Group LLC is a leading global alternative asset manager with approximately $35.1 billion in assets under management as of December 31, 2006. Fortress manages private equity funds, hedge funds and publicly traded alternative investment vehicles. The private equity funds total approximately $19.9 billion of the firm’s assets under management. Fortress was founded in 1998, is headquartered in New York and has affiliates with offices in Dallas, San Diego, Toronto, London, Rome, Frankfurt and Sydney.

Important Additional Information Will be Filed with the SEC

Florida East Coast Industries plans to file with the SEC a proxy statement in connection with the transaction. FECI shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about FECI , Fortress and the proposed transaction. The final proxy statement will be mailed to shareholders of FECI . In addition to the documents described above, FECI files annual, quarterly and current reports, proxy statements and other information with the SEC. The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by FECI , are available without charge at the SEC’s website at http://www.sec.gov, or at FECI’s website at http://www.feci.com.

Participants in Solicitation

Neither Florida East Coast Industries nor Fortress is currently engaged in a solicitation of proxies from the shareholders of FECI in connection with the proposed transaction. If a proxy solicitation commences, FECI, Fortress and their respective directors and officers and other members of management may be deemed to be participants in such solicitation. Information regarding FECI directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, and its proxy statement, dated April 25, 2007, for its 2007 annual meeting of shareholders, which are filed with the SEC. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents to be filed with the SEC in connection with the proposed transaction.

This press release contains forward-looking statements regarding future events. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against FECI and others following announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of shareholder approval and regulatory approvals; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth in FECI’s SEC filings. Many of the factors that will determine the outcome of the subject matter of this press release are beyond FECI’s ability to control or predict. Forward-looking statements speak only as of the date the statement was made. FECI assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If FECI does update any forward-looking statement, no inference should be drawn that FECI will make additional updates with respect to that statement or any other forward-looking statements.

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